Exhibit 107.1
Calculation of Filing Fee Table

Form S-3
(Form Type)

KKR Real Estate Finance Trust Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock	Rule 457(o)	-	-	(1)(2)	0.0001531	(1)
	Equity	Preferred Stock	Rule 457(o)	-	-	(1)(2)	0.0001531	(1)
	Equity	Depository Shares	Rule 457(o)	-	-	(1)(2)	0.0001531	(1)
	Debt	Debt Securities	Rule 457(o)	-	-	(1)(2)	0.0001531	(1)
	Debt	Subscription Rights	Rule 457(o)	-	-	(1)(2)	0.0001531	(1)
	Other	Warrants	Rule 457(o)	-	-	(1)(2)	0.0001531	(1)
	Other	Purchase Contracts	Rule 457(o)	-	-	(1)(2)	0.0001531	(1)
	Other	Units	Rule 457(o)	-	-	(1)(2)	0.0001531	(1)
	Unallocated (Universal) Shelf	-	Rule 457(o)	-	-	$750,000,000	0.0001531	$114,825
Fees Previously Paid	-	-	-	-	-	-		-
Carry Forward Securities
Carry Forward Securities	-	-	-			-			-	-	-	-
	Total Offering Amounts					$750,000,000	0.0001531	$114,825
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$114,825

(1) An indeterminate aggregate initial offering price and number of securities of each identified class is being registered as may from time to time be offered, issued or sold at indeterminate prices. In addition, an indeterminate number of securities that may be issued upon exercise, settlement, conversion or exchange of any offered securities, or pursuant to anti-dilution adjustments, is being registered. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.
(2) The maximum aggregate offering price of all securities reflected in the table above has been estimated solely for purposes of calculating a registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). In no event will the aggregate offering price of the securities issued under the Registration Statement exceed the amount registered.